Exhibit 10.2
August 2, 2022
HEARTBEAM, INC.
2118 Walsh Avenue
Suite 210
Santa Clara, CA. 95050

Ken Persen
16 Indian Pipe
Dove Canyon, CA. 92679

Dear Ken:
I am pleased to offer you a position with HeartBeam, Inc. (the “Company”), as Chief Technical Officer (CTO). If you decide to join us, you will receive an annual salary of $300,000, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As an employee, you will also be eligible to receive certain employee benefits. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary. Additionally, the Company’s Board of Directors established a Company bonus program following the closing of the Company’s initial public offering. The incentive bonus for the CTO is 30% of the base annual salary. The 30% bonus target will be dependent on the delivery of the complete Telehealth software ready for FDA submission (20%) and the overall corporate goals (10%). Any bonus awarded to you pursuant to the program will be payable as soon as practicable after it is earned, but in no event later than March 15 of the year following the year in which the bonus is earned.
Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 80,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2022 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.
As CTO you will oversee HeartBeam’s technological needs and its research and development. Duties and responsibilities include: creating and implementing technology strategies, aligning the company’s technology resources with the organization’s short and long-term goals, identify technologies that can be used to improve the company’s products and services, present reports to the company’s Board of Directors on the company’s technology status, create and oversee high level key performance metrics for the IT and R&D departments, act as a mentor to team members, manage technology budgets and time frames, and ensure all technology practices adhere to the applicable regulatory standards. In the CTO role, you will report directly to the CEO.
The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook, which the Company will soon complete and distribute.
As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement before your first day of employment.
To accept the Company’s offer, please sign and date this Agreement in the space provided below. If you accept our offer, your first day of employment will be August 2, 2022. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by August 5, 2022.
We look forward to your favorable reply and to working with you at HeartBeam, Inc.

Sincerely,

/s/ Branislav Vajdic
Name: Branislav Vajdic, PhD
Title: CEO & Founder

Agreed to and accepted:
Signature: /s/ Ken Persen
Printed Name:    Ken Persen
Date: August 2, 2022
Enclosures
Duplicate Original Letter
Employment, Confidential Information, Invention Assignment and Arbitration Agreement